UNITED STATES SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): December 27, 2006
MICROMET, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	0-50440	52-2243564
(State or Other Jurisdiction	(Commission	(IRS Employer
of Incorporation)	File Number)	Identification No.)

2110 Rutherford Road, Carlsbad, CA		92008
(Address of Principal Executive Offices)		(Zip Code)
Registrant’s telephone number, including area code: (760) 494-4200

(Former Name or Former Address, if Changed Since Last Report.)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
          On December 27, 2006, Micromet AG, a subsidiary of Micromet, Inc. (the “Registrant”), executed a Second Amended and Restated Note (the “Restated Note”) in favor of MedImmune Ventures, Inc. (“MedImmune”), a stockholder of the Registrant, in the principal amount of €1,529,678, or approximately $2.0 million. The Restated Note amends an original convertible promissory note with a principal amount of €10,000,000 made by Micromet AG in favor of MedImmune on June 6, 2003, as amended and restated on October 11, 2005. The €10,000,000 note was partially converted into shares of Micromet AG, which were then exchanged for shares of Common Stock of the Registrant in the merger between Micromet, Inc. and CancerVax Corporation consummated in May 2006, and the remaining principal balance not converted in the merger is evidenced by the Restated Note. The obligations of Micromet AG under the Restated Note have been guaranteed by the Registrant.
          The Restated Note is due for repayment on June 6, 2010, which may be extended by mutual consent of Micromet AG and MedImmune (such date as extended, the “Maturity Date”). Micromet AG may prepay the outstanding principal balance and all accrued but unpaid interest without penalty at any time prior to the Maturity Date with at least 10 days’ written notice to MedImmune. The Restated Note bears interest at a rate of 4.5% per annum, accruing daily. Interest under the Restated Note is due and payable by Micromet AG at the end of each calendar quarter. In the event that all outstanding amounts due under the Restated Note are not paid in full on or before the Maturity Date, the outstanding principal balance of the Restated Note shall bear interest at a rate of 10% per annum, accruing daily from the Maturity Date.
          MedImmune, or any of its affiliates to whom the Restated Note is assigned, upon at least 10 days’ written notice to Micromet AG, may demand immediate repayment of the outstanding principal balance and accrued but unpaid interest thereon, upon the occurrence of certain events, including a change of control transaction (as defined in the Restated Note) or a financing transaction in which equity securities of the Registrant or Micromet AG are sold for net proceeds of at least $50 million. The Restated Note shall also become immediately due and payable if:
•	Micromet AG has not paid the principal amount owed under the Restated Note when due;

•	either the Registrant or Micromet AG has generally suspended its interest or other payments;

•	a court has instituted insolvency, bankruptcy or similar proceedings with respect to the assets of the Registrant or Micromet AG, or the Registrant or Micromet AG has offered to settle any indebtedness out of court in order to prevent the institution of such proceedings;

•	either the Registrant or Micromet AG has defaulted in the payment of principal, interest or fees on any other indebtedness, after the expiration of any cure period, or any event or condition occurs that results in the acceleration of the maturity of any indebtedness of the Registrant or Micromet AG; or

•	either the Registrant or Micromet AG is in liquidation, other than a liquidation to the Registrant or any of its direct or indirect wholly owned subsidiaries.
          The foregoing description is a summary only, is not necessarily complete, and is qualified by the full text of the Restated Note, which is filed as Exhibit 4.1 to this report and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

(c) Exhibits.

Exhibit No.	Description
4.1	Second Amended and Restated Note, dated as of December 27, 2006.

SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MICROMET, INC.

Date: January 4, 2007

	By:	/s/ Christopher P. Schnittker
Name: Christopher P. Schnittker
Title: Senior Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
4.1	Second Amended and Restated Note, dated as of December 27, 2006.